Exhibit 4.8

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) has been executed by and among the following parties on July 26, 2022 in Shanghai, the People’s Republic of China (“China” or the “PRC”):

Party A:	Hywin Enterprise Management Consulting (Shanghai) Co., Ltd. (hereinafter “Pledgee”)

Address:	202, No. 8, Middle Yincheng Rd., China (Shanghai) Pilot Free Trade Zone, PRC

Party B:	The undersigned shareholders (hereinafter each refers to “Pledgor”, collectively, “Pledgors”)

Address:	See the address in the signature pages

Party C:	Hywin Wealth Management Co., Ltd.

Address:	No. 611, Sanmin Road, Zhuanghang Town, Fengxian District, Shanghai, PRC

In this Agreement, each of Pledgee, Pledgor and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

1.	Pledgors collectively hold 100% of the equity interest in Party C in record. Party C is a limited liability company registered in Shanghai, China. Party C acknowledges the respective rights and obligations of Pledgor and Pledgee under this Agreement, and intends to provide any necessary assistance in registering the Pledge;
2.	Pledgee is a wholly foreign-owned enterprise registered in China. Pledgee and Party C executed a Technical Consultation and Service Agreement and Pledgee, Pledgor and Party C executed other Control Agreements; and
3.	To ensure that Pledgor and Party C fully perform their obligations under the Control Agreements, and pay the consulting and service fees thereunder to the Pledgee when the sum becomes due, Pledgor hereby pledges to the Pledgee all of the equity interest he holds in Party C as security for payment of the consulting and service fees by Party C under the Control Agreements.

To perform the provisions of the Control Agreements, the Parties have mutually agreed to execute this Agreement upon the following terms.

Equity Pledge Agreement

1.	DEFINITIONS

Unless otherwise provided herein, the terms below shall have the following meanings:

1.1

Pledge: shall refer to the security interest granted by Pledgor to Pledgee pursuant to Section 2 of this Agreement, i.e., the right of Pledgee to be compensated on a preferential basis with the conversion, auction or sales price of the Equity Interest.

1.2	Equity Interest: shall refer to all of the equity interest lawfully now held and hereafter acquired by Pledgor in Party C.
1.3	Term of Pledge: shall refer to the term set forth in Section 3 of this Agreement.
1.4

Control Agreements: shall refer to Technical Consultation and Service Agreements executed by and among Pledgee and Party C on September 29, 2019 and Equity Pledge Agreement, Equity Option Agreement and Voting Rights Proxy and Financial Supporting Agreement as well as their amendments executed by and among Pledgor, Pledgee and Party C.

1.5	Event of Default: shall refer to any of the circumstances set forth in Section 7 of this Agreement.
1.6	Notice of Default: shall refer to the notice issued by Pledgee in accordance with this Agreement declaring an Event of Default.
2.	THE PLEDGE

As collateral security for the performance of the Control Agreements and the timely and complete payment when due (whether at stated maturity, by acceleration or otherwise) of any or all of the payments due by Party C and/or Pledgor, including without limitation the consulting and services fees payable to the Pledgee under the Control Agreements, Pledgor hereby pledges to Pledgee a first security interest in all of Pledgor’s right, title and interest, whether now owned or hereafter acquired by Pledgor, in the Equity Interest of Party C.

3.	TERM OF PLEDGE
3.1

The Pledge shall become effective on such date when the pledge of the Equity Interest contemplated herein has been registered with relevant administration for market regulation (the “AMR”). The Pledge shall be continuously valid until the Pledgor is no longer a shareholder of Party C or the satisfaction of all its obligations by the Party C under the Control Agreements. The Pledgors shall be responsible for recording of this Agreement in the Company’s Register of Shareholders.

3.2	During the Term of Pledge, in the event Party C fails to pay the exclusive

Equity Pledge Agreement

consulting or service fees in accordance with the Control Agreements, Pledgee shall have the right, but not the obligation, to dispose of the Pledge in accordance with the provisions of this Agreement.

4.	CUSTODY OF RECORDS FOR EQUITY INTEREST SUBJECT TO PLEDGE
4.1

During the Term of Pledge set forth in this Agreement, Pledgor shall deliver to Pledgee’s custody the shareholders’ register containing the Pledge within one week from the execution of this Agreement. Pledgee shall have custody of such items during the entire Term of Pledge set forth in this Agreement.

4.2	Pledgee shall have the right to collect dividends generated by the Equity Interest during the Term of Pledge.
5.	REPRESENTATIONS AND WARRANTIES OF PLEDGOR
5.1	Pledgor is the owner of the Equity Interest in record of register of shareholder.
5.2	Pledgee shall have the right to dispose of and transfer the Equity Interest in accordance with the provisions set forth in this Agreement.
5.3	Except for the Pledge, Pledgor has not placed any security interest or other encumbrance on the Equity Interest.
6.	COVENANTS AND FURTHER AGREEMENTS OF PLEDGOR
6.1	Pledgor hereby covenants to the Pledgee, that during the term of this Agreement, Pledgor shall:
（1）

not transfer the Equity Interest, place or permit the existence of any security interest or other encumbrance on the Equity Interest, without the prior written consent of Pledgee, except for the performance of the Equity Option Agreement (the “Equity Option Agreement”) executed by Pledgor, the Pledgee and Party C on the execution date of this Agreement;

（2）

comply with the provisions of all laws and regulations applicable to the pledge of rights, and within five (5) working days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to Pledgee, and shall comply with the aforementioned notice, order or recommendation or submit objections and representations with respect to the aforementioned matters upon Pledgee’s reasonable request or upon consent of Pledgee; and

（3）	promptly notify Pledgee of any event or notice received by Pledgor that may have an impact on Pledgee’s rights to the Equity

Equity Pledge Agreement

Interest or any portion thereof, as well as any event or notice received by Pledgor that may have an impact on any guarantees and other obligations of Pledgor arising out of this Agreement.

6.2

Pledgor agrees that the rights acquired by Pledgee in accordance with this Agreement with respect to the Pledge shall not be interrupted or harmed by Pledgor or any heirs or representatives of Pledgor or any other persons through any legal proceedings.

6.3

To protect or perfect the security interest granted by this Agreement for payment of the consulting and service fees under the Control Agreements, Pledgor hereby undertakes to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Pledgee.  Pledgor also undertakes to perform and to cause other parties who have an interest in the Pledge to perform actions required by Pledgee, to facilitate the exercise by Pledgee of its rights and authority granted thereto by this Agreement, and to enter into all relevant documents regarding ownership of Equity Interest with Pledgee or designee(s) of Pledgee (natural persons/legal persons).  Pledgor undertakes to provide Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by Pledgee.

6.4

Pledgor hereby undertakes to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure or partial performance of its guarantees, promises, agreements, representations and conditions, Pledgor shall indemnify Pledgee for all losses resulting therefrom.

6.5	The Pledgors shall process the registration procedures with the competent AMR concerning the Pledge as soon as practical after the execution of this Agreement.
6.6

Without notifying Pledgee in advance and obtaining Pledgee’s prior written consent, Pledgor shall not transfer the Equity Interest and any action for the proposed transfer of the Equity Interest of Pledgor shall be invalid. Any payment received by Pledgor for transfer of the Equity Interest shall be firstly used to repay the secured obligations to Pledgee or be placed in escrow with a third party as agreed with Pledgee.

7.	EVENT OF BREACH
7.1	The following circumstances shall be deemed Event of Default:
（1）

Party C fails to fully and timely fulfill any liabilities under the Control Agreements, including without limitation failure to pay in full any of the consulting and service fees payable under the Control Agreements or breaches any other obligations of Party C thereunder;

（2）	Pledgor or Party C has committed a material breach of any

Equity Pledge Agreement

provisions of this Agreement;

（3）

Except for the performance of the Equity Option Agreement, Pledgor transfers or purports to transfer or abandons the Equity Interest pledged or assigns the Equity Interest pledged without the written consent of Pledgee;

（4）	The successor or custodian of Party C is capable of only partially performing or refusing to perform the payment obligations under the Control Agreements;
（5）	The occurrence of any adverse change to the assets or property of the Pledgor, which in Pledgee’s determination, may impact the ability of the Pledgor to perform its obligations hereunder; and
（6）	The occurrence of any other circumstances under which the Pledgee is not or may not able to exercise its rights hereunder in accordance with the applicable law.
7.2

Upon notice or discovery of the occurrence of any circumstances or event that may lead to the aforementioned circumstances described in Section 7.1, Pledgor shall immediately notify Pledgee in writing accordingly.

7.3

Unless an Event of Default set forth in this Section 7.1 has been successfully resolved to Pledgee’s satisfaction within twenty (20) days after the Pledgee delivers a notice to the Pledgor requesting ratification of such Event of Default, Pledgee may issue a Notice of Default to Pledgor in writing at any time thereafter, demanding to immediately dispose of the Pledge in accordance with the provisions of Section 8 of this Agreement.

8.	EXERCISE OF PLEDGE
8.1	Prior to the full payment of the consulting and service fees described in the Control Agreements, without the Pledgee’s written consent, Pledgor shall not assign the Equity Interest in Party C.
8.2	Pledgee may issue a written notice to Pledgor when exercising the Pledge.
8.3

Subject to the provisions of Section 7.3, Pledgee may exercise the right to enforce the Pledge at any time after the issuance of the Notice of Default in accordance with Section 7.3. Once Pledgee elects to enforce the Pledge, Pledgor shall cease to be entitled to any rights or interests associated with the Equity Interest.

8.4

In the event of default, Pledgee is entitled to dispose of the Equity Interest in accordance with applicable PRC laws. Only to the extent permitted under applicable PRC laws, Pledgee has no obligation to account to Pledgor for proceeds of disposition of the Equity Interest, and Pledgor hereby waives any rights it may have to demand any such accounting from Pledgee.

8.5	When Pledgee disposes of the Pledge in accordance with this Agreement,

Equity Pledge Agreement

Pledgor and Party C shall provide necessary assistance to enable Pledgee to enforce the Pledge in accordance with this Agreement.

9.	ASSIGNMENT
9.1	Without Pledgee’s prior written consent, Pledgor shall not have the right to assign or delegate its rights and obligations under this Agreement.
9.2	This Agreement shall be binding on Pledgor and its successors and permitted assigns, and shall be valid with respect to Pledgee and each of its successors and assigns.
9.3

At any time, Pledgee may assign any and all of its rights and obligations under the Control Agreements to its designee(s) (natural/legal persons), in which case the assigns shall have the rights and obligations of Pledgee under this Agreement, as if it were the original party to this Agreement. When the Pledgee assigns the rights and obligations under the Control Agreements, upon Pledgee’s request, Pledgor shall execute relevant agreements or other documents relating to such assignment.

9.4

In the event of a change in Pledgee due to an assignment, Pledgor shall, at the request of Pledgee, execute a new pledge agreement with the new pledgee on the same terms and conditions as this Agreement, and register the same with the relevant AMR.

9.5

Pledgor shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties hereto or any of them, including the Equity Option Agreement and the Power of Attorney granted to Pledgee, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. Any remaining rights of Pledgor with respect to the Equity Interest pledged hereunder shall not be exercised by Pledgor except in accordance with the written instructions of Pledgee.

10.	TERMINATION

Upon the full payment of the consulting and service fees under the Control Agreements and upon termination of Party C’s obligations under the Control Agreements, this Agreement shall be terminated, and Pledgee shall then terminate the equity pledge under this Agreement as soon as reasonably practicable.

11.	HANDLING FEES AND OTHER EXPENSES

All fees and out of pocket expenses relating to this Agreement, including but not limited to legal costs, costs of production, stamp tax and any other taxes and fees, shall be borne by Party C.

12.	CONFIDENTIALITY

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the

Equity Pledge Agreement

Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall  be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

13.	GOVERNING LAW AND RESOLUTION OF DISPUTES
13.1	The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.
13.2

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within thirty (30) days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Shanghai, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

13.3

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

14.	NOTICES
14.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service to the address of such party set forth below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

Equity Pledge Agreement

Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of acceptance or refusal at the address specified for notices.

14.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Hywin Enterprise Management Consulting (Shanghai) Co., Ltd.

Address:	202, No. 8, Middle Yincheng Rd., China (Shanghai) Pilot Free Trade Zone, PRC

Attn：	GONG, Qiaoli

Party B:	The undersigned shareholders

Address:	See the address in the signature pages

Party C:	Hywin Wealth Management Co., Ltd.

Address:	No. 611, Sanmin Road, Zhuanghang Town, Fengxian District, Shanghai, PRC

Attn：	GONG, Qiaoli

14.3	If any Party change its address for notices or its contact person, a notice shall be delivered to the other Parties in accordance with the terms hereof.
15.	SEVERABILITY

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

16.	ATTACHMENTS

The attachments set forth herein shall be an integral part of this Agreement.

17.	EFFECTIVENESS
17.1	This Agreement shall become effective upon and from the date on which it is signed by the authorized representative and seal of each Party.

Equity Pledge Agreement

17.2	Any amendments, changes and supplements to this Agreement shall be in writing and shall become effective after the affixation of the signatures or seals of the Parties.
17.3

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede prior equity pledge agreement, or all other oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

17.4

This Agreement is written in Chinese and English in four (4) copies. Pledgor, Pledgee and Party C shall hold one (1) copy respectively. Each copy of this Agreement shall have equal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

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Equity Pledge Agreement

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Agreement as of the date first above written.

Party A:	Hywin Enterprise Management Consulting (Shanghai) Co., Ltd. (seal)

Name:	GONG Qiaoli

Title:	Authorized Representative

By:	/s/ GONG Qiaoli

Equity Pledge Agreement

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Agreement as of the date first above written.

Party B:	Hywin Financial Holding Group Co., Ltd.

Shareholding Ratio:	85%

Address:	Building No. 3, No. 175 Hu Fa Road, Fengxian District, Shanghai, PRC.

By:	/s/ Hywin Financial Holding Group Co., Ltd.

Equity Pledge Agreement

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Agreement as of the date first above written.

Party B:	WANG, Dian

Shareholding Ratio:	15%

Address:	3F, No. 8, Middle Yincheng Rd., Shanghai, PRC

By:	/s/ WANG, Dian

Equity Pledge Agreement

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Equity Pledge Agreement as of the date first above written.

Party C:	Hywin Wealth Management Co., Ltd. (seal)

Name:	GONG, Qiaoli

Title:	Authorized Representative

By:	/s/ GONG, Qiaoli

Equity Pledge Agreement